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                                CIENA CORPORATION

                                                                      EXHIBIT 11

               COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE


                                                       Three months ended                            Six Months Ended
                                                   April 30,            April 30,            April 30,             April 30,
                                                     1996                  1997                1996                  1997
                                                 -------------         ------------        -------------         ------------
Net income (loss)                                $  (2,735,000)        $ 27,602,000        $  (6,069,000)        $ 40,685,000
                                                 =============         ============        =============         ============


Weighted average shares of common
    stock outstanding                               12,862,000           22,488,000           12,331,000           18,563,000

Weighted average effect of convertible
     preferred stock on as-if-converted
     basis                                          73,316,000           73,316,000           67,118,000           73,316,000

Weighted average effect of common
    stock equivalents                                9,200,000            8,627,000            8,955,000            8,098,000

Staff Accounting Bulletin No. 83
    issuances and grants:

Common shares issued within one
    year of intial filing                              330,000               26,000              861,000              935,000

Common stock equivalents issued within
    one year of initial filing                       3,403,000                   --            3,648,000              581,000

Convertible preferred stock issued within
     one year of initial filing                             --                   --            6,198,000                   --

                                                 -------------         ------------        -------------         ------------
                                                    99,111,000          104,457,000           99,111,000          101,493,000
                                                 =============         ============        =============         ============

Pro forma net income (loss) per common
   and common equivalent share                   $       (0.03)        $       0.26        $       (0.06)        $       0.40
                                                 =============         ============        =============         ============

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